Exhibit 3.1
AMENDMENT
TO THE
AMENDED AND RESTATED BYLAWS
OF
GRUBB & ELLIS COMPANY
     This amendment (the “Amendment”) to the Bylaws of Grubb & Ellis Company (the “Corporation”), as amended and restated effective May 31, 2000, as further amended on December 7, 2007 and January 25, 2008 (the “Bylaws”), is made and shall be effective as of the 26th day of October, 2008.
     The Bylaws of the Corporation are hereby amended as follows:
     1. Section 2.07 is amended and restated in its entirety to read as follows:
“Section 2.07 List of Stockholders. The Secretary of the Corporation and persons authorized by the Secretary shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this Section shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.”
     2. Except as aforesaid, the Bylaws shall remain unchanged and be in full force and effect.